                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only (as
                                                               permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CLINTRIALS RESEARCH INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                            CLINTRIALS RESEARCH INC.
                              11000 WESTON PARKWAY
                           CARY, NORTH CAROLINA 27513

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of ClinTrials Research Inc.:

         The Annual Meeting of Stockholders of ClinTrials Research Inc., a Delaware corporation (the "Company"), will be held at Bank of America, Bank of America Plaza, 3rd Floor Board Room, Nashville, Tennessee, at 9:00 a.m. Central Daylight Time, on Thursday, May 25, 2000 for the following purposes:

                  (1) To elect five (5) directors, to hold office for the ensuing year or until their successors have been duly elected and qualified;

                  (2) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

         The proxy statement and form of proxy accompanying this Notice are being mailed to stockholders on or about April 21, 2000. Only stockholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

         Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

         We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.


                                    By Order of the Board of Directors


                                    Jerry R. Mitchell, M.D., Ph.D.
                                    Chairman of the Board,
                                    Chief Executive Officer and President
April 17, 2000

                            CLINTRIALS RESEARCH INC.
                              11000 WESTON PARKWAY
                           CARY, NORTH CAROLINA 27513

                                 PROXY STATEMENT

         This Proxy Statement and enclosed Proxy are being furnished to stockholders of ClinTrials Research Inc., a Delaware corporation ("ClinTrials" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at 9:00 a.m. Central Daylight Time on May 25, 2000, at Bank of America, Bank of America Plaza, 3rd Floor Board Room, Nashville, Tennessee and at any adjournments or postponements thereof. The cost of soliciting proxies in the accompanying form will be borne by the Company. The persons named as proxies were selected by the Board of Directors of the Company and are executive officers of the Company.

         This Proxy Statement and enclosed Proxy were initially mailed or delivered to stockholders on or about April 21, 2000. The Company's Annual Report, including financial statements for the fiscal year ended December 31, 1999, is being concurrently mailed or delivered with this Proxy Statement to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be regarded as proxy soliciting material.

         The Company has fixed the close of business on April 7, 2000 as the record date for determining the holders of its Common Stock, $.01 par value (the "Common Stock") who will be entitled to notice of and to vote at the meeting. On that date, the Company had issued and outstanding 18,402,172 shares of Common Stock which are the only outstanding shares of capital stock of the Company. Holders of the Company's Common Stock are entitled to one vote for each share owned of record. A majority of shares entitled to vote constitutes a quorum. A share, once represented for any purpose at the meeting, is deemed present for purposes of determining a quorum for the meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the meeting.

         If properly executed and returned in time for the Annual Meeting, the enclosed Proxy will be voted in accordance with the choices specified thereon. Where a signed Proxy is returned, but no choice is specified, the shares will be voted "for" the election of each director nominee and in the discretion of the proxies on such other matters as may properly come before the meeting. Any stockholder who executes and returns a Proxy may revoke it in writing at any time before it is voted at the Annual Meeting by executing and delivering a later-dated proxy, or by appearing at the meeting and voting in person. Abstentions and broker non-votes will not be counted as affirmative votes on matters to be voted upon, but will be counted for purposes of determining the presence or absence of a quorum. They have no legal effect on the election of directors, which are elected by a plurality of votes. On any other matters requiring a majority vote for approval, abstentions and broker non-votes have the effect of negative votes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         ClinTrials is authorized to issue 50,000,000 shares of Common Stock. As of March 1, 2000, there were 18,402,172 shares issued and outstanding.

         The following table sets forth as of March 1, 2000, information with respect to the beneficial ownership of ClinTrials' outstanding Common Stock by
(i) each director of ClinTrials, (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each stockholder known by ClinTrials to be the beneficial owner of more than 5% of its outstanding Common Stock. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                                                           SHARES
                                                                      BENEFICIALLY OWNED(1)
                                                                      ---------------------
NAME AND ADDRESS                                                     NUMBER         PERCENT
----------------                                                     ------         -------

Richard J. Eskind** ..........................................      1,709,632         9.3%
   104 Lynwood Blvd
   Nashville, TN
Dimensional Fund Advisors Inc. (2) ...........................      1,345,150         7.3
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401
Herbert J. Schulman, M.D .....................................      1,330,745         7.2
   109 Westhampton Place
   Nashville, TN
Irwin B. Eskind, M.D.** ......................................      1,328,064         7.2
   541 Jackson Blvd
   Nashville, TN
Longwood Investment Advisors Inc. (3) ........................      1,077,350         5.9
   3, Radnor Corporate Center, Suite 300
   Radnor, PA 19087
Jerry R. Mitchell, M.D., Ph.D.**(4) ..........................        387,501         2.1
Paul J. Ottaviano (5) ........................................        101,251          *
Edward G. Nelson ** (6) ......................................         98,211          *
Roscoe R. Robinson, M.D. ** (7) ..............................         27,668          *
S. Colin Neill (8) ...........................................         25,000          *
Michael F. Ankcorn (9) .......................................         20,251          *
William L. Shaw, MB, ChB (10) ................................         12,500          *
All directors and executive officers as group (9 persons) (11)      3,710,078        19.5

*        Less than 1%

**       Director

(1) Based on 18,402,172 shares of Common Stock outstanding at March 1, 2000. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of March 1, 2000 that such person or group has the right to acquire within 60 days after such date, or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within sixty days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(2) Share ownership data obtained solely from Schedule 13G filed in February 2000.

(3)      Share ownership data based upon confirmation with investor.

(4) Includes 387,501 shares issuable upon the exercise of warrants and vested options.

(5)      Includes 101,251 shares issuable upon the exercise of vested options.

(6) Includes 3,000 shares owned by Mr. Nelson's wife. Mr. Nelson disclaims beneficial ownership of such shares. Also includes 65,964 shares held by Nelson Capital Corp. and certain of its affiliates, beneficial ownership of which Mr. Nelson disclaims. Mr. Nelson is the principal stockholder and president of Nelson Capital Corp. Also includes 19,500 shares issuable upon the exercise of vested options.

(7) Includes 2,168 shares owned by Dr. Robinson's wife. Dr. Robinson disclaims beneficial ownership of these shares. Also includes 25,500 shares issuable upon the exercise of vested options.

(8)      Includes 25,000 shares issuable upon the exercise of vested options.

(9)      Includes 20,251 shares issuable upon the exercise of vested options.

(10)     Includes 12,500 shares issuable upon the exercise of vested options.

(11) Includes 591,503 shares issuable upon the exercise of warrants and vested options.

                        PROPOSAL 1. ELECTION OF DIRECTORS

         All directors hold office until the next Annual Meeting of the Company's stockholders and until their successors are duly elected and qualified. The Company's executive officers are appointed annually by the Board of Directors and serve at the discretion of the Board.

         It is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees named herein to be directors of the Company until the next Annual Meeting and until their successors are elected and qualified, unless authority to vote is withheld.

         If any of the nominees should become unable to accept election or declines to serve, neither of which the Board anticipates, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named below and for substitute nominee(s) as the Board may designate, unless the Board has taken prior action to reduce its membership. The proxies will in no event be voted for a greater number of nominees than five.

         During 1999, the Board of Directors held 9 meetings. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which the individual director served. There are two committees of the Board of Directors which assist the Board in discharging its responsibilities. These committees, their members and functions are discussed below.

INFORMATION ABOUT NOMINEES FOR DIRECTORS

         Jerry R. Mitchell, M.D., Ph.D., 58 years of age, joined the Company in February 1998 as its Chief Executive Officer and President and was named Chairman of the Board in May 1998. Prior to joining the Company, Dr. Mitchell served on the Board of Directors of ILEX Oncology, Inc. of San Antonio, Texas, and in 1996, co-founded MPILEX Partners, L.P., a joint venture with ILEX to develop oncology drugs. He also co-founded MPI Research, a drug safety and pharmaceutical development company. From 1993 to 1995, Dr. Mitchell served as Vice Chairman of the Board of the Upjohn Company and from 1990 to 1996 as President of Upjohn R&D Laboratories. Dr. Mitchell has also served as Section Chief at the National Heart, Lung and Blood Institute of the National Institutes of Health, and as Director of the Center for Experimental Therapeutics and as Professor of Medicine and Pharmacology at Baylor College of Medicine. Dr. Mitchell has served on a number of national science committees and is a member of several professional organizations, including being President of the American Society of Pharmacology and Experimental Therapeutics (ASPET) and a member of the Board of Directors of the Federation of American Societies for Experimental Biology (FASEB). He is the author of numerous research publications and was designated in 1990 as a "Citation Superstar" in "The Scientist" newspaper. Dr. Mitchell received his M.D. and Ph.D. degrees from Vanderbilt University.

         Irwin B. Eskind, M.D., 75 years of age, has been a director of the Company since February 1992. Dr. Eskind engaged in the private practice of internal medicine from 1954 until his retirement in January 1996.
Dr. Eskind is the brother of Richard J. Eskind, also a director of the Company.

         Richard J. Eskind, 69 years of age, has served as a director of the Company since February 1992. Mr. Eskind has served since October 1986 as Vice President--Investments of A.G. Edwards & Sons, Inc., a broker-dealer firm. Mr. Eskind is the brother of Irwin B. Eskind, M.D., also a director of the Company.

         Edward G. Nelson, 68 years of age, has been a director of the Company since November 1990. Mr. Nelson formed Nelson Capital Corp., a merchant banking firm, in 1984, and has served as the President and Chairman of the Board since its organization. Mr. Nelson serves as a director of Berlitz International, Inc., a language services company; Central Parking Corporation, a parking services company; and Advocat Inc., a long-term care company.

         Roscoe R. Robinson, M.D., 69 years of age, has served as a director of the Company since December 1997. Dr. Robinson served as Vice Chancellor for Health Affairs for Vanderbilt University from 1981 until 1997 and has served as a professor of medicine at Vanderbilt University since 1981. Dr. Robinson is a former member of the Board of Directors of First American Corporation and a Trustee of Duke University since 1994. He is the 2000 Recipient of Research America's National Advocacy Award for Sustained Leadership at the National Level.

COMMITTEES OF THE BOARD OF DIRECTORS

         There are two committees of the Company's Board of Directors: the Compensation and Stock Option Committee and the Audit Committee. The Compensation and Stock Option Committee, which met once during 1999, is composed of Dr. Irwin Eskind, Mr. Nelson and Dr. Robinson and is responsible for the approval of remuneration arrangements for executive officers of the Company, the review of the Company's compensation plans and the general review of the Company's employee compensation policies. The Audit Committee, which met twice during 1999, was composed of Mr. Edward Nelson and Mr. Richard Eskind, and is responsible for the engagement of independent auditors, the review of audit fees, the supervision of matters relating to audit functions, the review of audit results and the Company's annual consolidated financial statements, the review and setting of internal policies and procedures regarding audit, accounting and other financial controls and the review of related party transactions.

COMPENSATION OF DIRECTORS

         Non-employee directors owning less than 5% of the Company's outstanding Common Stock (Mr. Nelson and Dr. Robinson) are compensated $15,000 annually. Non-employee directors owning 5% or more of the company's outstanding Common Stock (Dr. Eskind and Mr. Eskind) receive no compensation.

         On February 6, 1998, the Company's board of directors approved the adoption of the Company's 1998 Non Qualified Stock Option Plan for Directors (the "1998 Director Option Plan"). The 1998 Director Option Plan was approved by the Company's shareholders on May 11, 1998. The 1998 Director Option Plan is a formula plan under which options to acquire 10,000 shares of the Company's Common Stock are initially granted to each director of the Company who is not an employee and does not beneficially own more than 2.5% of the Company's outstanding stock upon the date of initial election to the board of directors. These directors are automatically eligible to receive annual grants of options to acquire 1,000 shares of the Company's Common Stock. At December 31, 1999, there were 181,000 shares available for grant.

Information with respect to the 1998 Director Option Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                                        EXERCISE PRICE
                                                                        --------------

                                         1999           1998          1999          1998
                                        -------         ------      --------      --------
Options outstanding at January 1         18,000              0      $   2.95      $   0.00
     Granted                              7,000         18,000      $   5.38      $   2.95
     Exercised                                0              0      $   0.00      $   0.00
     Cancelled                           (6,000)             0      $   2.95      $   0.00
                                       --------       --------
Outstanding at December 31               19,000         18,000      $   3.84      $   2.95
                                       ========       ========
Option price range at
     December 31                    $2.81 to $5.88  $2.81 to $3.63

Options exercisable at December 31       19,000         18,000      $   3.84      $   2.95

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED NOMINEES TO THE BOARD OF DIRECTORS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON PROPOSAL 1, IN PERSON OR BY PROXY, IS NECESSARY FOR THE ELECTION OF THE NOMINEES NAMED HEREIN TO BE DIRECTORS OF THE COMPANY.

                               EXECUTIVE OFFICERS

         The following table sets forth certain information concerning the executive officers of the Company, other than Dr. Mitchell, whose information is set forth above.

NAME                            AGE                       POSITIONS
----                            ---                       ---------
Paul J. Ottaviano............    53     Executive Vice President--Worldwide Operations
S. Colin Neill...............    53     Senior Vice President, Chief Financial Officer,
                                            Secretary and Treasurer
William L. Shaw, MB, ChB.....    53     President--Europe/Asia Pacific
Michael F. Ankcorn...........    57     Chairman, President and Chief Executive Officer,
                                            ClinTrials BioResearch Ltd.

         Paul J. Ottaviano has served the Company as Executive Vice President--Worldwide Operations since December 1995 after serving as Executive Vice President--U.S. Operations since July 1992. From May 1989 until joining the Company in July 1992, he was President and Chief Executive Officer of National Psychopharmacology Laboratories, Inc., a specialty laboratory company. Mr. Ottaviano was Chief Operating Officer of Med Inc. (later ImageAmerica, Inc.), a medical imaging company, from April 1988 through May 1989. From July 1987 until April 1988, Mr. Ottaviano was the Vice President--Operations and President--ICL East of International Clinical Laboratories, Inc. From March 1980 until July 1987, Mr. Ottaviano served as a Division President of International Clinical Laboratories, Inc.

         S. Colin Neill has served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since October 1998. Prior to joining the Company, Mr. Neill served as a financial consultant to a variety of companies from October 1997 to October 1998. Mr. Neill served from July 1996 to October 1997 as Vice President, Chief Financial Officer of Continental Health Affiliates, Inc. and its majority owned subsidiary Infu-Tech, Inc., a network of health care companies focused on home care, long term care, assisted living and managed care. Mr. Neill's career experience has included that of Acting Vice President--Finance, Chief Financial Officer of Pharmos Corporation, a biopharmaceutical company in the business of developing novel drug technologies from January 1995 to July 1996; Vice President--Finance, Chief Financial Officer of BTR Inc., the US subsidiary of BTR plc, a British diversified manufacturing company with US revenues of approximately $3.5 billion from 1992 to December 1994; and Vice President--Financial Services of The BOC Group, Inc., a British industrial gases company with substantial operations in the health care industry. He began his career in public accounting with Arthur Andersen LLP in Ireland as a Senior Auditor and later with Price Waterhouse LLP in New York City as a Senior Manager.

         William L. Shaw, MB, ChB, joined the Company in January 1998 as President--Europe/Asia Pacific. Prior to joining the Company, Dr. Shaw served as Chief Executive Officer--Europe, Asia and Pacific Rim for Pharmaco International Ltd. and as a Director for APBI Holdings Ltd., a life and environmental sciences research and consulting company, from 1996 through 1997; as Chief Operating Officer for HLS Ltd., a pre-clinical contract research organization, from 1995 through 1996; as a Director for LCRC Ltd., a Phase I contract research organization, from 1993 through 1996; and as Managing Director for HRC Ltd., a pre-clinical contract research organization, from 1993 through 1995.

         Michael F. Ankcorn has served as President of ClinTrials BioResearch Ltd. since its acquisition by the Company in August 1996. From 1979 to July 1996 Mr. Ankcorn served as President and Chief Executive Officer of Bio-Research Laboratories Ltd. From 1977 to 1979 he served as Assistant Vice President for the Canada Development Corporation.

EXECUTIVE COMPENSATION

         The following table provides information as to annual, long-term or other compensation during fiscal years ended December 31, 1999, 1998 and 1997 for the Company's Chief Executive Officer and the persons who, at December 31, 1999, were the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                                ANNUAL COMPENSATION               ------
                                                                -------------------             SECURITIES
                                                                                    OTHER      UNDERLYING
                                                                                    ANNUAL     OPTIONS/SARS      ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR        SALARY          BONUS   COMPENSATION     (#)(1)       COMPENSATION(2)
---------------------------                  ----        ------          -----   ------------     ------       ---------------
Jerry R. Mitchell, M.D., Ph.D ........       1999       $275,000       $      0       $0          325,000          $ 31,059
   Chairman of the Board,                    1998        252,083              0        0          600,000           114,257
   President and Chief                       1997            N/A            N/A       N/A             N/A               N/A
   Executive Officer

Paul J. Ottaviano ....................       1999        240,000              0        0          125,000            13,802
   Executive Vice President--                1998        240,000              0        0           15,000            12,375
   Worldwide Operation                       1997        240,000              0        0           15,000            12,102

William S. Shaw, MB, ChB .............       1999        242,135         60,000        0           40,000            87,273
   President--Europe/Asia                    1998        240,336              0        0           20,000            25,202
   Pacific                                   1997            N/A            N/A       N/A             N/A               N/A

Michael F. Ankcorn ...................       1999        193,641        100,000        0                0           199,895
   Chairman, President and                   1998        166,140         85,020        0           20,250            57,952
   Chief Executive Officer                   1997        173,232         72,829        0           20,250            79,340
   ClinTrials BioResearch Ltd

S. Colin Neill .......................       1999        225,000              0        0          100,000            40,147
   Senior Vice President, Chief              1998         43,557              0        0           50,000                 0
   Financial Officer, Secretary, and         1997            N/A            N/A       N/A             N/A               N/A
   Treasurer

(1) Although the Company's existing stock option plan permits the grant of stock appreciation rights, no such rights have been granted to date.

(2) Amounts represent life insurance premium payments, profit sharing contributions at 5% of the U.S. participant's base salary (subject to limitations) and discontinued in 1999, supplemental retirement plan contributions for overseas employees, 401(k) plan Company matching contributions at 33% through March 1999 and 50% thereafter, of U.S. participant's voluntary deduction, severance, and car allowances. The amounts represented by each of those forms of compensation for 1999 are as follows:

                                            PROFIT SHARING
                                                401(K)/
                                 INSURANCE   PENSION PLAN                                      CAR
                                  PREMIUM    CONTRIBUTIONS    RELOCATION      SEVERANCE     ALLOWANCE
                                  -------    -------------    ----------      ---------     ---------
Jerry R. Mitchell, M.D. Ph.D.,.. $  1,441     $    7,503      $   22,115     $        0     $      0
Paul J. Ottaviano...............    1,414         12,388               0              0            0
William L. Shaw, MB, ChB........    6,721         64,858               0              0       15,694
Michael F. Ankcorn..............    8,072        180,916               0              0       10,907
S. Colin Neill..................    1,371          4,500          34,276              0            0

         The tables below provide certain information with respect to grants of stock options to the Named Executive Officers pursuant to the Company's 1989 Stock Option Plan during the year ended December 31, 1999.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE
                                   NUMBER OF            -----------------                                    VALUE AT ASSUMED
                                  SECURITIES     PERCENT OF                                                ANNUAL RATE OF STOCK
                                  UNDERLYING   TOTAL OPTIONS/                   MARKET                    PRICE APPRECIATION FOR
                                   OPTIONS/    SARS GRANTED      EXERCISE OF   PRICE ON                      OPTIONSTERM(2)(3)
                                     SARS      TO EMPLOYEES IN   BASE PRICE    DATE OF    EXPIRATION      -----------------------
NAME                              GRANTED(1)     FISCAL YEAR      ($/SHARE)     GRANT       DATE              5%         10%
----                              ----------     -----------      ---------     -----       ----              --         ---
Jerry R, Mitchell, M.D.,Ph.D.       100,000          --            $  5.88      $  5.88      3/25/09    $  369,475    $  936,324
                                    225,000          --               4.56         4.56      4/30/09       645,600     1,636,076
                                    -------          ----                                                ---------     ---------
         Total ..............       325,000          34.5%                                               1,015,075     2,572,400
                                    =======          ====                                                =========     =========

Paul J. Ottaviano ...........        75,000          --               5.88         5.88      3/25/09       277,107       702,243
                                     50,000          --               3.75         3.75      12/9/09       117,918       298,827
                                    -------          ----                                                ---------     ---------
                  Total .....       125,000          13.3%                                                 395,025     1,001,070
                                    =======          ====                                                =========     =========

William L. Shaw, MB, ChB ....        10,000          --               5.50         5.50      2/17/09        34,084        86,852
                                     30,000          --               3.75         3.75      12/9/09        70,751       179,296
                                    -------          ----                                                ---------     ---------
                 Total ......        40,000           4.2%                                                 104,835       266,148
                                    =======          ====                                                =========     =========

S. Colin Neill ..............        50,000          --               5.88         5.88      3/25/09       184,738       468,162
                                     50,000          --               3.75         3.75      12/9/09       117,918       298,827
                                    -------          ----                                                ---------     ---------
                    Total ...       100,000          10.6%                                                 302,656       766,989
                                    =======          ====                                                =========     =========

(1) All options granted to the Named Executive Officers are exercisable in four equal annual installments beginning one year after the date of grant. This per share exercise price represents the fair market value of the Common Stock on the date of grant.

(2) Potential realizable value is calculated from a stock price equal to the exercise or base price of the options granted.

(3) The potential realizable values illustrate values that might be realized upon exercise immediately prior to the expiration of the term of these options using 5% and 10% appreciation rates, as required by the Securities and Exchange Commission, compounded annually. These values do not, and are not intended to, forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for vesting over a period of years or termination of options following termination of employment.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                           NUMBER OF                       NUMBER OF                   VALUE OF UNEXERCISED
                                          SECURITIES                 UNDERLYING UNEXERCISED                IN-THE-MONEY
                                          UNDERLYING      VALUE            OPTIONS/SARS                     OPTIONS/SARS
                                         OPTIONS/SARS    REALIZED       AT FISCAL YEAR-END             AT FISCAL YEAR-END($)(1)
NAME                                     EXERCISED (#)     ($)     EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                     -------------     ---     -----------   -------------    -----------   -------------
Jerry R. Mitchell, M.D., Ph.D...........       0          $  0       150,000         775,000        $ 131,250    $  393,750
Paul J. Ottaviano.......................       0             0        78,750         143,750           10,138        18,750
William L. Shaw, MB, ChB................       0             0         5,000          55,000                0        11,250
Michael F. Ankcorn......................       0             0        20,251          20,249                0             0
S. Colin Neill..........................       0             0        12,500         137,500            2,338        25,763

(1) This amount represents the aggregate of the number of options multiplied by the difference between $4.13, the fair market value of the Common Stock at December 31, 1999, and the exercise price for that option.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Dr. Mitchell, Mr. Ottaviano, Mr. Neill, Dr. Shaw and Mr. Ankcorn.

         The employment agreement for Mr. Ottaviano commenced on January 1, 2000 and ends on December 31, 2000. The employment agreement for Dr. Mitchell commenced on February 1, 2000 and ends on January 31, 2001. The employment agreement for Dr. Shaw commenced on December 29, 1999 and ends on December 28, 2000. The employment agreement for Mr. Neill commenced on October 22, 1999 and ends on October 21, 2000. Each of the agreements are automatically renewed for additional and successive one year periods unless the Company provides 90 days notice prior to any anniversary date to the individual employee of its intent not to renew the employment agreement. The annual minimum base salary under the agreement for

Dr. Mitchell is $275,000; for Mr. Ottaviano, $240,000; for Dr. Shaw, approximately $235,000; for Mr. Neill, $225,000.

         These agreements (other than Mr. Ankcorn's, which is described separately below) provide for periodic increases in the base salaries at the discretion of the Board of Directors. The named individuals are entitled to benefits such as medical insurance, expense reimbursement, vacation and participation in the Company's 401(k) savings plan or supplemental retirement plan and, in some cases, incentive bonuses. The agreements contain a non-compete clause providing that during the term of employment, and for a period of either six months or one year following the date of termination of employment (for any reason), the employee may not engage in certain activities competitive with the Company. The agreements also provide for severance compensation upon termination of employment, with the amount and type of compensation contingent upon the context of the termination.

         In January 2000, the Company entered into Amendments to the Employment Agreements with Dr. Mitchell, Mr. Ottaviano, and Mr. Neill. The Amendments provide for full vesting of all stock options held by Dr. Mitchell, Mr. Ottaviano, and Mr. Neill upon a change in control of the Company and that the options shall remain exercisable for the remainder of the stated terms, regardless of whether employment continues beyond the point of change in control. Additionally, the Amendments provide that if Dr. Mitchell, Mr. Ottaviano, or Mr. Neill are terminated by the Company for any reason other than for cause (including a termination as a result in a change in control), the Company shall pay an amount in a lump sum equal to eighteen times the current monthly base salary.

         The employment agreement for Mr. Ankcorn commenced on July 31, 1996 and ends on July 31, 2001. The agreement is automatically renewed for an additional five year period unless the Company provides six months notice prior to the fifth anniversary date to Mr. Ankcorn of its intent not to renew the employment agreement. The annual base salary under the agreement for Mr. Ankcorn is Canadian $220,000. The agreement provides for periodic increases in the base salary at the discretion of the Board of Directors. Mr. Ankcorn is entitled to the standard benefits offered at ClinTrials BioResearch. The employment agreement contains a non-competition clause providing that during the term of employment, and for thirty-six months following the date of the expiration or termination of employment, he may not carry on or be engaged in any endeavor in competition, in whole or in part, with the Company. In the event of termination by the Company other than "for cause", Mr. Ankcorn is entitled to three years severance compensation, including a lump sum salary payment and continued benefits coverage. If the Company fails to renew the agreement, he is entitled to a lump sum payment of his most recent annual base salary.

                              CERTAIN TRANSACTIONS

         On January 30, 1998, the Company entered into an option agreement (the MPI Option) with MPI Research, LLC (MPI) and its shareholders, Jerry R. Mitchell, M.D., Ph.D. and William U. Parfet, who each owned 50% of MPI. Dr. Mitchell is the President, Chief Executive Officer and Chairman of the Board of Directors of the Company and Mr. Parfet was the Company's Director of Business Planning and Analysis until April 1999. Pursuant to the MPI Option, the Company paid $1,500,000 in cash in exchange for an exclusive option to purchase all of the outstanding stock of MPI at its fair market value at any time on or prior to March 31, 2000.

         The Company recorded an asset impairment charge of $2,178,000 in the fourth quarter of 1999 to write-off the purchase option costs included in other assets on the balance sheet relating to MPI Research. The option expired March 31, 2000 and it was determined that as of December 31, 1999, it was unlikely to be exercised.

                          COMPENSATION COMMITTEE REPORT

         Recommendations on compensation for the Company's executive officers are made to the Company's Board of Directors by the Compensation and Stock Option Committee (the "Committee"). Each member of the Committee is a non-employee director. It is the responsibility of the Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its stockholders.

EXECUTIVE COMPENSATION POLICY

         The Committee believes that the primary objectives of the Company's executive compensation policy should be:

         - to attract and retain talented executives critical to both the short-term and long-term success of the Company by providing compensation that is highly competitive with compensation provided to executives of comparable position at companies in the contract research organization ("CRO") industry, pharmaceutical industry, and other related health services industries, while maintaining compensation levels that are consistent with the Company's financial objectives and operating performance; and

         - to reinforce strategic financial and operating performance objectives through the use of appropriate annual incentive programs; and

         - to create mutuality of interest between executive officers and stockholders by providing long-term incentive compensation.

         The Committee believes that the Company's executive compensation policy should be reviewed annually in relation to the Company's financial performance, annual budgeted financial goals and its position in the CRO industry. The compensation of individuals should then be reviewed annually by the Committee in light of its executive compensation policy for that year.

         The Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the level of experience and responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the Company. Such factors as leadership skills, analytical skills and organizational development are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee.

COMPENSATION OF EXECUTIVE OFFICERS

         The Committee believes that the compensation of executive officers should be comprised of base compensation, annual incentive compensation, and long-term incentive compensation, and has applied this policy to fiscal 1999 compensation for executive officers as described below.

         Base Compensation. The Committee's approach to base compensation for executive officers of the Company is to offer competitive salaries in comparison to its local markets, the CRO industry, the pharmaceutical industry, and other related health service industries. In determining base compensation for the executive officers for fiscal 1999, the Committee reviewed salary ranges recommended by management, consulted with the CEO, and took into account each executive's experience in business generally and with the Company specifically and what it viewed to be appropriate levels of base compensation after taking into consideration the contribution of each executive. For those executive officers with employment agreements, the base salaries were determined according to the terms of the respective employment agreements. In addition, Mr. Anckorn's base salary is set in terms of Canadian dollars and is accordingly subject to change annually as expressed in U.S. dollars based on fluctuation in currency exchange rates.

         Annual Incentive Programs. The Committee believes that incentive compensation for the executive officers of the Company should be primarily linked to operating performance. To achieve this goal, the Committee relies on cash bonuses. Cash bonuses are awarded to executive officers of the Company based primarily upon the actual earnings of the Company during the fiscal year compared to the earnings targets approved by the Board of Directors through the annual financial budget and subsequent financial projections.

         Long-Term Incentive Compensation. The 1999 Long-Term Incentive Compensation Plan is the only plan currently in place as a long-term compensation incentive for the Company's executive officers. There are six types of stock options available for grant: incentive stock options, non-qualified options, stock appreciation rights, restricted stock, performance shares and performance units. These stock options are generally granted with an exercise price at not less than the fair market value of the underlying stock at the date of grant. Stock options are granted to executive officers by the Board of Directors based primarily upon the financial performance of the Company as compared to budgeted and projected earnings, as well as actual or potential contributions to the growth of the Company.

         The Company has a 401(k) profit sharing plan in which all U.S. employees, including executive officers, have equal participation eligibility. The Committee annually establishes the Company matching portion of the 401(k) deposits made to employees' 401(k) accounts. The matching percentage is the same for executive officers and all employees. For 1999, the matching amount was 33% through March and 50% thereafter, of the amount withheld by each participant, not to exceed the maximum contribution allowed under Section 415 of the Internal Revenue Code (the "Code") for a qualified plan. Mr. Ankcorn and Dr. Shaw are the sole participants in separate supplemental retirement plans, for which contributions are actuarially determined.

         Section 162(m) of the Code generally disallows a tax deduction to public companies for executive compensation in excess of $1 million. It is not anticipated that the Company will pay any of its executives compensation in excess of $1 million in 2000.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The Committee believes that compensation of the Chief Executive Officer is consistent with the policies concerning executive compensation and appropriately reflects the Company's financial objectives and operating performance. Awards of long-term incentive compensation of the Chief Executive Officer are considered concurrently with awards to other executive officers.

         In approving Dr. Mitchell's compensation package, the Board of Directors considered factors such as the compensation package of its outgoing CEO, compensation packages for CEOs of comparable companies, and, most importantly, its judgment as to Dr. Mitchell's anticipated value to the Company based on his business experience and expertise in the industry.

The foregoing report on executive compensation is provided by the following directors, who constituted the Compensation and Stock Option Committee during 1999:

         Edward G. Nelson, Chairman of Committee
         Irwin B. Eskind, M.D.
         Roscoe R. Robinson, M.D.

         The above Compensation Committee Report is not deemed to be part of a document filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act, without the express written consent of the Company.

OPTION REPRICING

         In September 1998, the Board of Directors voted to reduce the exercise price of the options and warrants held by Dr. Mitchell due to the general decline in the stock market and the decline in the market price of the Company's Common Stock. The options and warrants originally had exercise prices ranging from $7 to $13 per share and the exercise price on all of them was reduced to $3.25 per share, the closing price of the Common Stock on the date of repricing. The Board felt that the market price of the Company's Common Stock had fallen to a point so far below the average exercise price of the options and warrants that they were no longer serving as compensatory or incentive tools. The Board also felt that the reduction in the market price of the Company's Common Stock was more a result of general economic trends and was not the fault of Dr. Mitchell. The Board believed that the repricing of the options and warrants was in the best interest of the Company and will serve to retain and motivate Dr. Mitchell.

         The following table sets forth information concerning options or warrants granted to any executive officer of the Company for which the exercise price was adjusted in the last ten years. The repricing was unanimously approved by the Board of Directors, except for Dr. Mitchell, who abstained from voting.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                             LENGTH OF
                                                                                                             ORIGINAL
                                                  NUMBER OF                                                  OPTION
                                                 SECURITIES    MARKET PRICE                                    TERM
                                                 UNDERLYING    OF STOCK AT    EXERCISE PRICE                 REMAINING
                                                OPTIONS/SARS     TIME OF        AT TIME OF       NEW        AT DATE OF
                                                 REPRICED OR   REPRICING OR    REPRICING OR   EXERCISE     REPRICING OR
NAME                                    DATE     AMENDED(#)    AMENDMENT($)    AMENDMENT($)   PRICE($)       AMENDMENT
----                                    ----     -----------   ------------    ------------   --------       ---------
Jerry R. Mitchell, M.D., Ph.D......      9/4/98     300,000       $ 3.25      $  7 to $13       $3.25       3.4 years
   Chairman of the Board,
   President and Chief
   Executive Officer
Jerry R. Mitchell, M.D., Ph.D........    9/4/98     250,000         3.25            7.00         3.25       9.4 years
Michael F. Ankcorn...................   4/18/97      20,250         7.63           22.00         8.38       9.3 years
   ClinTrials BioResearch Ltd.
   Chairman of the Board,
   President and Chief
   Executive Officer
Barry B. Kanarek(1)..................   4/18/97      45,000         7.63           22.00         8.38       9.7 years
Albert J. Siemens(2).................   4/18/97       6,750         7.63           12.92         8.38       8.7 years

(1)      Dr. Kanarek resigned from the Company effective April 2, 1998.

(2)      Dr. Siemens resigned from the Company effective January 31, 1998.

         The foregoing report on option repricing is provided by the Board of
Directors:

                 Edward G. Nelson
                 Roscoe R. Robinson, M.D.
                 Irwin B. Eskind, M.D.
                 Richard J. Eskind

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the Company's review of copies of the Section 16(a) forms furnished to the Company for the fiscal year ended December 31, 1999, the Company believes that, during such fiscal year, its executive officers, directors and greater than 10% stockholders complied with applicable Section 16(a) filing requirements.

                               COMPANY PERFORMANCE

         The following graph sets forth the yearly percentage change in cumulative total stockholder return during the preceding five years ended December 31, 1999 on (a) the Company, (b) the Center for Research in Security Prices ("CRSP") Index for Nasdaq Stock Market (U.S. Companies) ("Nasdaq U.S. Stock Index") and (c) the CRSP Index for Nasdaq Health Services Stocks ("Nasdaq Health Services Index"), assuming the reinvestment of all dividends.


                                    [GRAPH]

                                         12/30/94    12/29/95    12/31/96    12/31/97    12/31/98    12/31/99
ClinTrials Research                        100.0       216.0       364.0       126.1        63.0        66.1
Nasdaq Stock Market (US Companies)         100.0       141.3       173.9       213.1       300.2       546.7
Nasdaq Health Services Stocks              100.0       126.8       126.6       129.0       109.3        88.6

                              INDEPENDENT AUDITORS

         The accounting firm of Ernst & Young LLP has served as the Company's independent auditors for the fiscal year ended December 31, 1999. A representative of that firm will be present at the meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 2001 Annual Meeting must be received by the Company not later than December 20, 2000 for inclusion in its Proxy Statement and form of proxy relating to that meeting. Any such proposals, as well as any questions relating thereto, should be directed to
S. Colin Neill, Senior Vice President, Chief Financial Officer and Secretary, 11000 Weston Parkway, Cary, North Carolina 27513.

                                 OTHER BUSINESS

         It is not anticipated that any other business will arise during the Annual Meeting as the management of the Company has no other business to present and does not know that any other person will present any other business. However, if any other business should be presented at the meeting, the persons named in the enclosed proxy intend to take such action as will be in harmony with the policies of the management of the Company.

                                  MISCELLANEOUS

         It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO S. COLIN NEILL, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 11000 WESTON PARKWAY, CARY, NORTH CAROLINA 27513.

PROXY                       CLINTRIALS RESEARCH INC.                       PROXY

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 25, 2000

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints S. Colin Neill and Jerry R. Mitchell, M.D., Ph.D., as proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of ClinTrials Research Inc., to be held on Thursday, May 25, 2000, at 9:00 a.m. Central Daylight Time, at Bank of America, Bank of America Plaza, 3rd Floor Board Room, Nashville, Tennessee, and at any adjournments or postponements thereof, in accordance with the following instructions:

(1)  ELECTION OF DIRECTORS:

     [ ]   FOR all nominees listed below             [ ]   WITHHOLD AUTHORITY to vote
           (except as marked to the contrary below)        for all nominees listed
                                                           below

     (INSTRUCTION: To withhold authority to vote for any individual nominee check the box to vote "FOR" all nominees and strike a line through the nominee's name in the list below.)

             Jerry R. Mitchell, M.D., Ph.D., Irwin B. Eskind, M.D., Richard J. Eskind, Edward G. Nelson, Roscoe R. Robinson, M.D.

(2) IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

 [ ]  FOR DISCRETION            [ ]  AGAINST DISCRETION            [ ]  ABSTAIN

    THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF DIRECTORS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

                                                  Dated:                  , 2000
                                                         ----------------

                                                  ------------------------------

                                                  Dated:                  , 2000
                                                         ----------------

                                                  ------------------------------
                                                  Signature(s) of shareholder(s)
                                                  should correspond exactly with
                                                  the name(s) printed hereon.
                                                  Joint owners should each sign
                                                  personally. Executors,
                                                  administrators, trustees,
                                                  etc., should give full title
                                                  and authority.